UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2010

AMERICAN ELECTRIC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24575	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6410 Long Drive, Houston, TX	77087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-644-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2010 the Compensation Committee (the “Committee”) of the Board of Directors of American Electric Technologies, Inc. (the “Company”) approved a new Supplemental Senior Management Performance Bonus Program for Fiscal 2010. The program establishes a bonus pool of 20% of the 2010 Company’s consolidated earnings before taxes (net of bonus payments under the program) over $2,900,000 but shall not be more than $2,500,000. Subject to compliance with the program’s service requirement, the bonus program participants and allocation of the bonus pool are Charles M. Dauber, 34%, John H. Untereker, 22%, James T. Steffek, 22% and Neal T. Hare, 22%. Each participant may elect to receive such bonus in the form of restricted stock units (RSUs) or non-qualified stock options (NQSOs) issued under our 2007 Employee Stock Incentive Plan. Any such election must be made prior to June 30, 2010. The number of RSUs earned will be calculated at 1.33 of the bonus allocation divided by the closing price of our common stock on the last trading day prior to the election. The number of NQSOs earned will be calculated at 1.98 of the bonus allocation divided by the closing price of our common stock on the last trading day prior to the election and this closing price shall also be the exercise price of the NQSOs. The RSUs and NQSOs will require additional service with 25% additional vesting per year beginning one year from the date of election. Cash bonus payments will be made by March 15, 2011.

On February 26, 2010 the Committee also approved an additional cash incentive program for six of its key operating managers, including Timothy C. Adams, for fiscal 2010. Subject to the Company meeting its 2010 profit goal, Mr. Adams may earn a bonus of 5% of amount achieved over the 2010 budgeted profit goal of American Access segment, net of the bonus payment.

Item 9.01	Financial Statements and Exhibits.

Exhibits:

10.1	Outline of Supplemental Senior Management Performance Bonus Program for Fiscal 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ELECTRIC TECHNOLOGIES, INC.
(Registrant)

Date: March 4, 2010	By:	/s/ John H. Untereker
John H. Untereker Senior Vice President, CFO and Secretary